Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We consent to the incorporation by reference in Registration Statements No. 333-125877 and 333-129446 on Forms S-8 of our reports dated May 30, 2006, relating to the financial statements and financial statement schedule of Premium Standard Farms, Inc. and Subsidiaries, and management’s report on effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Premium Standard Farms, Inc. and Subsidiaries for the year ended March 25, 2006.

DELOITTE & TOUCHE LLP
Kansas City, Missouri
May 30, 2006